                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------

                                      Three Months Ended
                                           March 31,                Years Ended December 31,
                                      ------------------ -------------------------------------------
                                          2000    1999     1999     1998     1997    1996      1995
                                       -------- -------  -------  -------  -------  ------    ------
                                                          (DOLLARS IN THOUSANDS)
Inclusive of interest on deposits:
-------------------------------------
Pre-tax income (loss) from
 operations..........................  $ 4,896  $ 2,804  $14,151  $ 4,709  $ 1,058  $(2,283)  $ 1,002

Add: Interest on deposits............   16,599   12,550   56,026   49,069   37,375   22,760    14,090
Interest on short-term
 borrowings and notes
 payable and long-term
 debt................................    1,842      912    5,571    2,146      964    1,395     1,682
                                       -------  -------  -------  -------  -------  -------   -------
     Total fixed charges.............   18,441   13,462   61,597   51,215   38,339   24,155    15,772
                                       -------  -------  -------  -------  -------  -------   -------
Pre-tax earnings (loss) before
 fixed charges.......................  $23,337  $16,266  $75,748  $55,924  $39,397  $21,872   $16,774
                                       =======  =======  =======  =======  =======  =======   =======
Ratio of earnings to fixed charges,
 inclusive of interest on
 deposits............................     1.27x    1.21x    1.23x    1.09x    1.03x     (a)      1.06x
                                       =======  =======  =======  =======  =======            =======

Exclusive of interest on deposits:
-------------------------------------
Pre-tax income (loss) from
 operations..........................  $ 4,896  $ 2,804  $14,151  $ 4,709  $ 1,058   $(2,283) $ 1,002

Add: Total fixed charges -
 interest on short-term
 borrowings, notes payable
 and long-term debt..................    1,842      912    5,571    2,146      964     1,395    1,682
                                       -------  -------  -------  -------  -------   -------  -------
Pre-tax earnings (loss) before
 fixed charges.......................  $ 6,738  $ 3,716  $19,722  $ 6,855  $ 2,022   $  (888) $ 2,684
                                       =======  =======  =======  =======  =======   =======  =======
Ratio of earnings to fixed charges,
 exclusive of interest on
 deposits............................     3.66x    4.07x    3.54x    3.19x    2.10x       (a)    1.60x
                                       =======  =======  =======  =======  =======            =======

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(a) Earnings were inadequate to cover fixed charges in the year ended December
 31, 1996 by $2.3 million.